UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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FIRST INDUSTRIAL REALTY TRUST, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FIRST INDUSTRIAL REALTY TRUST, INC.
311 South Wacker Drive
Suite 3900
Chicago, Illinois 60606

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 5, 2010

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) of First Industrial Realty Trust, Inc. (the “Company”) will be held on Wednesday, May 5, 2010 at 9:00 a.m. at the 10th Floor Conference Room, 311 South Wacker Drive, Chicago, Illinois 60606 for the following purposes:

1. To elect two Class I Directors of the Company to serve until the 2013 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified;

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3. To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned, or to which the Annual Meeting may be postponed.

The Board of Directors has fixed the close of business on March 19, 2010 as the record date for the Annual Meeting. Only stockholders of record of the Company’s common stock, $.01 par value per share, at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.

You are requested to fill in and sign the enclosed Proxy Card, which is being solicited by the Board of Directors, and to mail it promptly in the enclosed postage-prepaid envelope. Any proxy may be revoked by delivery of a later dated proxy. Stockholders of record who attend the Annual Meeting may vote in person, even if they have previously delivered a signed proxy. “Street name” stockholders who wish to vote in person will need to obtain a duly executed proxy form from the institution that holds their shares prior to the Annual Meeting.

By Order of the Board of Directors

John H. Clayton
Secretary

Chicago, Illinois
April 2, 2010

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE PROVIDED.

FIRST INDUSTRIAL REALTY TRUST, INC.
311 South Wacker Drive
Suite 3900
Chicago, Illinois 60606

PROXY STATEMENT

FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 5, 2010

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of First Industrial Realty Trust, Inc. (“First Industrial” or the “Company”) for use at the 2010 Annual Meeting of Stockholders of the Company to be held on Wednesday, May 5, 2010, and at any adjournments or postponements thereof (the “Annual Meeting”). At the Annual Meeting, stockholders will be asked to vote on the election of two Class I Directors, to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year and to act on any other matters properly brought before them.

This Proxy Statement and the accompanying Notice of Annual Meeting and Proxy Card are first being sent to stockholders on or about April 2, 2010. The Board of Directors has fixed the close of business on March 19, 2010 as the record date for the Annual Meeting (the “Record Date”). Only stockholders of record of the Company’s common stock, par value $.01 per share (the “Common Stock”), at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 63,269,769 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Holders of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held by them on each matter presented to the stockholders at the Annual Meeting.

Stockholders of the Company are requested to complete, sign, date and promptly return the accompanying Proxy Card in the enclosed postage-prepaid envelope. Shares represented by a properly executed Proxy Card received prior to the vote at the Annual Meeting and not revoked will be voted at the Annual Meeting as directed on the Proxy Card. If a properly executed Proxy Card is submitted and no instructions are given, the persons designated as proxy holders on the Proxy Card will vote (i) FOR the election of the two nominees for Class I Directors named in this Proxy Statement, (ii) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year and (iii) in their own discretion with respect to any other business that may properly come before the stockholders at the Annual Meeting or at any adjournments or postponements thereof. It is not anticipated that any matters other than those set forth in the Proxy Statement will be presented at the Annual Meeting.

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. The affirmative vote of the holders of a majority of the votes cast with a quorum present at the Annual Meeting is required for the election of directors and the ratification of the appointment of the Company’s independent registered public accounting firm. Abstentions and broker non-votes will not be counted as votes cast and, accordingly, will have no effect on the majority vote required, although they will be counted for quorum purposes.

PROXY STATEMENT

A stockholder of record may revoke a proxy at any time before it has been exercised by filing a written revocation with the Secretary of the Company at the address of the Company set forth above, by filing a duly executed proxy bearing a later date, or by appearing in person and voting by ballot at the Annual Meeting. Any stockholder of record as of the Record Date attending the Annual Meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy. “Street name” stockholders who wish to vote in person will need to obtain a duly executed proxy form from the institution that holds their shares prior to the Annual Meeting.

In the pages preceding this Proxy Statement is a Letter to Stockholders from the Company’s President and Chief Executive Officer. Also, Appendix A to this Proxy Statement contains the Company’s 2009 Annual Report, including the Company’s financial statements for the fiscal year ended December 31, 2009 and certain other information required by the rules and regulations of the Securities and Exchange Commission (the “SEC”). Neither the Letter to Stockholders from the Company’s President and Chief Executive Officer nor the Company’s 2009 Annual Report, however, are part of the proxy solicitation material. See “Other Matters-Incorporation by Reference” herein.

PROPOSAL I

ELECTION OF DIRECTORS

Pursuant to the Articles of Amendment and Restatement of the Company, as amended (the “Articles”), the maximum number of members allowed to serve on the Company’s Board of Directors is 12. The Board of Directors of the Company currently consists of 10 seats and is divided into three classes, with the directors in each class serving for a term of three years and until their successors are duly elected and qualified. The term of one class expires at each Annual Meeting of Stockholders. Pursuant to the Amended and Restated Bylaws of the Company (the “Bylaws”), vacancies on the Board of Directors may be filled by a majority vote of the directors, and directors elected to fill vacancies shall hold office until the next Annual Meeting of Stockholders.

At the Annual Meeting, two directors will be elected to serve as Class I Directors until the 2013 Annual Meeting of Stockholders and until their successors are duly elected and qualified. The Board of Directors has nominated Matthew S. Dominski and H. Patrick Hackett, Jr. to serve as Class I Directors (the “Nominees”). Each of the Nominees is currently serving as a Class I Director of the Company. Mr. Hackett was elected as a Class I Director by the Board of Directors in December 2009 to fill a vacancy. Mr. Dominski was elected as a Class I Director by the Board of Directors in March 2010. Each of the Nominees has consented to be named as a nominee in this Proxy Statement. The Board of Directors anticipates that each of the Nominees will serve as a director if elected. However, if any person nominated by the Board of Directors is unable to accept election, the proxies will vote for the election of such other person or persons as the Board of Directors may recommend.

The Board of Directors recommends a vote FOR the Nominees.

BROKER NON-VOTES

Stockholders of the Company who have received this proxy statement from their broker or other fiduciary should have received instructions for directing how that broker or fiduciary should vote the stockholder’s shares. It will be the broker’s or fiduciary’s responsibility to vote the stockholder’s shares for the stockholder in the manner directed. The stockholder must complete, execute and return the proxy card in the envelope provided by the broker.

Under the rules of the New York Stock Exchange (the “NYSE”), brokers generally may vote on routine matters, such as the ratification of an independent public accounting firm, but may not vote on non-routine matters unless they have received voting instructions from the person for whom they are holding shares. If there is a non-routine matter presented to stockholders at a meeting and the stockholder’s broker or fiduciary does not receive instructions from the stockholder on how to vote on that matter, the broker or fiduciary will return the proxy card to the Company, indicating that he or she does not have the authority to vote on that matter. This is generally referred to as a “broker non-vote” and may affect the outcome of the voting on those matters.

PROXY STATEMENT

As of January 1, 2010, the election of directors is now considered a non-routine matter. We therefore encourage stockholders to provide directions to their broker as to how the stockholder wants their shares voted on all matters to be brought before the Annual Meeting. The stockholder should do this by carefully following the instructions the broker gives the stockholder concerning its procedures. This ensures that the stockholder’s shares will be voted at the meeting.

INFORMATION REGARDING NOMINEES AND DIRECTORS

The following biographical descriptions set forth certain information with respect to the two Nominees for election as Class I Directors at the Annual Meeting, the continuing directors whose terms expire at the Annual Meetings of Stockholders in 2011 and 2012 and certain executive officers, based on information furnished to the Company by such persons. The following information is as of March 19, 2010, unless otherwise specified.

Class I Nominees for Election at 2010 Annual Meeting — Term to Expire in 2013

Matthew S. Dominski	Director since March 3, 2010

Mr. Dominski, 55, has been a director of the Company since March 2010. He also presently serves as a director of CBL & Associates Properties, Inc., one of the largest shopping mall real estate investment trusts in the United States. From 1993 through 2000, Mr. Dominski served as Chief Executive Officer of Urban Shopping Centers (“Urban”), formerly one of the largest regional mall property companies in the country and also a publicly traded real estate investment trust. Following the purchase of Urban by Rodamco North America in 2000, Mr. Dominski served as Urban’s President until 2002. In 2003, Mr. Dominski formed Polaris Capital, LLC, a Chicago, Illinois based real estate investment firm of which he currently is joint owner. From 1998 until 2004, Mr. Dominski served as a member of the Board of Trustees of the International Council of Shopping Centers. Mr. Dominski’s extensive experience leading other public and private real estate companies, both as a senior executive and a director, is a valuable asset to the Board of Directors. Moreover, Mr. Dominski’s financial expertise is valuable to the Company’s Audit Committee, on which he currently serves.

H. Patrick Hackett, Jr.	Director since 2009

Mr. Hackett, 58, has been a director of the Company since December 2009. Mr. Hackett is the Chief Executive Officer of HHS Co., a real estate company located in the Chicago area. Previously, he served as the President and Chief Executive Officer of RREEF Capital, Inc. and as Principal of The RREEF Funds, an international commercial real estate investment management firm. Mr. Hackett taught real estate finance at the Kellogg Graduate School of Management for 15 years when he also served on the real estate advisory boards of Kellogg and the Massachusetts Institute of Technology. He serves on the boards of Wintrust Financial Corporation (NASDAQ:WTFC), Textura Corporation and Evanston Capital Management. Mr. Hackett is a director of North Shore Bank. Mr. Hackett provides the Board of Directors with valuable real estate finance expertise, and the Board of Directors further benefits from Mr. Hackett’s experience on other boards in the financial services sector. Moreover, Mr. Hackett’s financial expertise is valuable to the Company’s Audit Committee, on which he currently serves.

Class II Continuing Directors — Term to Expire in 2011

Bruce W. Duncan	Director since 2009

Mr. Duncan, 58, has been President, Chief Executive Officer and a Director of the Company since January 2009. He also presently serves as the chairman of the Board of Directors of Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT) (“Starwood”), a leading worldwide hotel and leisure company, a position he has held since May 2005. From April to September 2007, Mr. Duncan served as Chief Executive Officer of Starwood on an interim basis. Mr. Duncan has served as a Director of Starwood since 1999. He also was a senior advisor to Kohlberg Kravis & Roberts & Co. from July 2008 until January 2009. From May 2005 to December 2005, Mr. Duncan was Chief Executive Officer and Trustee of Equity Residential (NYSE: EQR) (“EQR”), a publicly traded apartment company. From January 2003 to May 2005, he was President, Chief Executive Officer and Trustee, and from April 2002 to December 2002, President and Trustee of EQR. From December 1995 until March 2000, Mr. Duncan served as Chairman, President and Chief Executive Officer of Cadillac Fairview Corporation, a real estate operating

PROXY STATEMENT

company. From January 1992 to October 1994, Mr. Duncan was President and Co-Chief Executive Officer of JMB Institutional Realty Corporation providing advice and management for investments in real estate by tax-exempt investors and from 1978 to 1992, he worked for JMB Realty Corporation where he served as Executive Vice President and a member of the Board of Directors. Mr. Duncan’s extensive experience leading other publicly traded real estate companies, both as a senior executive and a director, is critical to his ability to lead the Company as its Chief Executive Officer, and is a valuable asset to the Board of Directors. Moreover, as the Company’s Chief Executive Officer, Mr. Duncan’s membership on the Board of Directors is critical to ensuring appropriate coordination and communication between the Company’s executive officers and the Board of Directors.

Michael G. Damone	Director since 1994

Mr. Damone, 75, has served as Director of Strategic Planning for the Company, and has been a director of the Company, since June 1994. Between 1973 and 1994, Mr. Damone was Chief Executive Officer of Damone/Andrew, a full service real estate organization, which developed several million square feet of industrial, warehouse, distribution and research and development buildings. Prior to co-founding Damone/Andrew in 1973, Mr. Damone was the executive vice president of a privately held, Michigan based real estate development and construction company, where he was responsible for the development of industrial/business parks. His professional affiliations include the Society of Industrial and Office Realtors, the National Association of Realtors, the Michigan Association of Realtors and the Detroit Area Commercial Board of Realtors. The extent and depth of Mr. Damone’s real estate investment expertise over a period of 50 years, including the development of over three million square feet of industrial, warehouse, distribution, self-storage, residential and research and development buildings, in multiple markets, for his own account, provides the Board of Directors with significant personal experience that is highly relevant to the Company’s primary business activities.

Kevin W. Lynch	Director since 1994

Mr. Lynch, 57, has been a director of the Company since June 1994. Mr. Lynch is the co-founder and Principal of The Townsend Group (“Townsend”), an institutional real estate consulting firm, which provides real estate consulting for pension funds and institutional investors. In his capacity as Principal, Mr. Lynch is responsible for strategic development and implementation of client real estate portfolios. Mr. Lynch is also responsible for new product development. Prior to founding Townsend, Mr. Lynch was associated with Stonehenge Capital Corporation, where he was involved in the acquisition of institutional real estate properties and the structuring of institutional real estate transactions. Mr. Lynch is a director of Lexington Realty Trust (NYSE: LXP). Mr. Lynch is a member of the Pension Real Estate Association, the National Council of Real Estate Investment Fiduciaries and the European Association for Investors in Non-listed Real Estate Vehicles. He is a frequent speaker at industry conferences and has presented in Amsterdam and Frankfurt for the benefit of the Association of Foreign Investors in Real Estate and as a guest lecturer at Columbia University and Tel Aviv University. Mr. Lynch is currently on the Advisory Board for the European Institutional Real Estate Letter. The Board of Directors benefits from Mr. Lynch’s over 20 years of experience in advising U.S. and international institutional providers of real estate capital. Mr. Lynch is also sophisticated in matters of real estate execution and finance, and is keenly aware of developments in the capital markets, and is thereby a valuable resource to the Board of Directors.

Class III Continuing Directors — Term to Expire in 2012

John Rau	Director since 1994

Mr. Rau, 61, has been a director of the Company since June 1994. Since December 2002, Mr. Rau has served as President and Chief Executive Officer and as a director of Miami Corporation, a private asset management firm. From January 1997 to March 2000, he was a director, President and Chief Executive Officer of Chicago Title Corporation (NYSE: CTZ), and its subsidiaries, Chicago Title and Trust Co., Chicago Title Insurance Co., Ticor Title Insurance Co. and Security Union Title Insurance Co. Mr. Rau is a director of Nicor Inc., Harris Financial Corp., Harris Bank, N.A., William Wrigley Jr. Company and Borgwarner, Inc., and served as a director of LaSalle Bank, N.A. until 2007. From July 1993 until November 1996, Mr. Rau was Dean of the Indiana University School of Business. From 1991 to 1993, Mr. Rau served as Chairman of the Illinois Economic Development Board and as special advisor to Illinois Governor Jim Edgar. From 1990 to 1993, he was Chairman of the Banking

PROXY STATEMENT

Research Center Board of Advisors and a Visiting Scholar at Northwestern University’s J.L. Kellogg Graduate School of Management. During that time, he also served as Special Consultant to McKinsey & Company, a worldwide strategic consulting firm. From 1989 to 1991, Mr. Rau served as President and Chief Executive Officer of LaSalle National Bank. From 1979 to 1989, he was associated with The Exchange National Bank, serving as President from 1983 to 1989, at which time The Exchange National Bank merged with LaSalle National Bank. Prior to 1979, he was associated with First National Bank of Chicago. Mr. Rau’s extensive experience in the banking and title insurance industries provides the Board of Directors with valuable insight into the matters of corporate and real estate finance, as well as financial services management and risk management. In addition, Mr. Rau’s financial expertise is valuable to the Company’s Audit Committee, which he has chaired for many years and within which he has been the “audit committee financial expert.”

Robert J. Slater	Director since 1994

Mr. Slater, 72, has been a director of the Company since June 1994. From 1988 until his retirement in 2004, Mr. Slater was President of Jackson Consulting, Inc., a private investment and consulting company that specializes in advising manufacturing and distribution companies on strategic, organizational, and economic planning. He retired as President, Chief Operating Officer and Director of Crane Co., a multinational manufacturing, distribution, and aerospace company, after serving the company from 1969 to 1988. Mr. Slater also held several executive level positions at Crane Co. subsidiaries including CF&I Corporation, Medusa Corporation, and Huttig Sash & Door Co. Mr. Slater has served on the boards of directors of a number of public companies during his career. Most recently, he was a director of Southdown, Inc. and National Steel Corporation. Mr. Slater’s breadth of experience derived from serving on boards in the manufacturing and transportation industries, as well as his knowledge of logistics and facility management based on his tenure as an executive officer in these industries, are valuable resources for the Board of Directors.

W. Ed Tyler	Director since 2000

Mr. Tyler, 57, has been a director of the Company since March 2000, served as Lead Director from October 2008 to January 2009 and has served as non-executive Chairman of the Board of Directors since January 2009. Mr. Tyler also served as the Company’s interim Chief Executive Officer from October 2008 to January 2009. Mr. Tyler was appointed CEO of Ideapoint Ventures in 2002. Ideapoint Ventures is an early stage venture fund that focuses on nanotechnologies. Prior to joining Ideapoint Ventures, Mr. Tyler served as Chief Executive Officer and a director of Moore Corporation Limited, a provider of data capture, information design, marketing services, digital communications and print solutions, from 1998 to 2000. Prior to joining Moore Corporation, Mr. Tyler served in various capacities at R.R. Donnelley & Sons Company, most recently as Executive Vice President and Chief Technology Officer, from 1997 to 1998, and as Executive Vice President and Sector President of Donnelley’s Networked Services Sector, from 1995 to 1997. Mr. Tyler’s extensive experience as a senior executive and director of other companies, both private and publicly traded, is extremely valuable to the Board of Directors. Moreover, this experience, coupled with Mr. Tyler’s prior service as interim Chief Executive Officer of the Company, affords Mr. Tyler a unique perspective, and helps him facilitate communications between the Company’s senior executives and the Board of Directors in his role as Chairman of the Board.

INFORMATION REGARDING EXECUTIVE OFFICERS AND OTHER SENIOR MANAGEMENT

Scott A. Musil

Mr. Musil, 42, has been acting Chief Financial Officer of the Company since December 2008 and Chief Accounting Officer of the Company since March 2006. Mr. Musil has also served as Senior Vice President of the Company since March 2001, Controller of the Company since December 1995, Treasurer of the Company since May 2002 and Assistant Secretary of the Company since May 1996. In addition, he served as a Vice President of the Company from May 1998 to March 2001. Prior to joining the Company, he served in various capacities with Arthur Andersen & Company, culminating as an audit manager specializing in the real estate and finance industries. Mr. Musil is a certified public accountant. His professional affiliations include the American Institute of Certified Public Accountants and National Association of Real Estate Investment Trusts (“NAREIT”).

PROXY STATEMENT

Johannson L. Yap

Mr. Yap, 47, has been the Chief Investment Officer of the Company since February 1997. From April 1994 to February 1997, he served as Senior Vice President — Acquisitions of the Company. Prior to joining the Company, Mr. Yap joined The Shidler Group in 1988 as an acquisitions associate, and became Vice President in 1991, with responsibility for acquisitions, property management, leasing, project financing, sales and construction management functions. Between 1988 and 1994, he participated in the acquisition, underwriting and due diligence of several hundred million dollars of commercial properties. His professional affiliations include Urban Land Institute, NAREIT and the Council of Logistics Management.

David Harker

Mr. Harker, 51, has been Executive Vice President — Central Region since March 2009. From April 2005 to March 2009 he served as Executive Director — Investments of the Company. From 2002 to April 2005, he served as a Senior Regional Director of the Company and from 1998 to 2002 he served as a Regional Director of the Company, with responsibility for the Company’s portfolio in Nashville, St. Louis, Louisville and Memphis. Prior to joining the Company, Mr. Harker was a Vice President of the Trammell Crow Company from 1992 to 1998. His professional affiliations include the Society of Industrial and Office Realtors.

Peter O. Schultz

Mr. Schultz, 47, has been Executive Vice President — East Region since March 2009. From January 2009 to March 2009 he served as Senior Vice President — Portfolio Management of the Company. From November 2007 to December 2008, he served as a Managing Director of the Company, with responsibility for the Company’s East Region. From September 2004 to November 2007, he served as a Vice President — Leasing of the Company, with responsibility for the Company’s leasing team and asset management plan implementation in the East Region. From January 2001 to September 2004, he served as a Senior Regional Director of the Company, with responsibility for the Company’s portfolio in Eastern Pennsylvania and Southern New Jersey. From March 1998 to December 2000, he served as a Regional Director of the Company, with responsibility for the Company’s portfolio in Eastern Pennsylvania. Prior to joining the Company, Mr. Schultz served as President and Managing Partner of PBS Properties, Inc. from November 1990 to March 1998, prior to which time he was Director of Marketing and Sales for the Pickering Group and Morgantown Properties. His professional affiliations include National Association of Industrial and Office Properties.

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Board of Directors.  The Board of Directors currently consists of ten seats. Effective as of the date of the Annual Meeting, when both Mr. Shidler and Mr. Wilson will complete their service as members of the Board of Directors, the Board expects to reduce its size to nine seats, with one seat vacant after the Annual Meeting. A majority of the members of the Board of Directors are independent as affirmatively determined by the Board of Directors. In determining the independence of its members, the Board of Directors applied the following standards:

1) The member must meet the definition of “Independent Director” contained in the Company’s Articles, which requires that he or she be neither an employee of the Company nor a member of The Shidler Group.

2) After taking into account all relevant facts and circumstances, the Board must determine that the member has no material relationships with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). Relationships to be considered include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships.

3) The member must satisfy the independence tests set forth in Section 303A.02(b) of the Listed Company Manual of the NYSE.

Applying such standards, the Board of Directors has affirmatively determined that each of Messrs. Dominski, Hackett, Lynch, Rau, Slater, Tyler and Wilson are independent directors. In reaching this determination with respect to Mr. Tyler, the Board of Directors considered, among other things, Mr. Tyler’s service as the Company’s interim

PROXY STATEMENT

Chief Executive Officer from October 2008 to January 2009 and the compensation of Mr. Tyler in connection with that service.

Pursuant to the terms of the Company’s Articles, the directors are divided into three classes. Class I Directors, Messrs. Dominski, Hackett, Shidler and Wilson, hold office for a term expiring at this Annual Meeting. Class II Directors, Messrs. Damone, Duncan and Lynch, hold office for a term expiring at the Annual Meeting of Stockholders to be held in 2011. Class III Directors, Messrs. Rau, Slater and Tyler, hold office for a term expiring at the Annual Meeting of Stockholders to be held in 2012. Each director will hold office for the term to which he is elected and until his successor is duly elected and qualified. At each Annual Meeting of Stockholders, the successors to the class of directors whose term expires at that meeting will be elected to hold office for a term continuing until the Annual Meeting of Stockholders held in the third year following the year of their election and the election and qualification of their successors.

The Board of Directors held seven meetings and acted five times by unanimous consent during 2009. Each of the directors serving in 2009 attended at least 75% of the total number of meetings of the Board of Directors and of the respective committees of the Board of Directors of which he was a member. Although the Company does not have a formal policy regarding director attendance at Annual Meetings of Stockholders, all of the directors then serving attended the 2009 Annual Meeting of Stockholders.

The Board of Directors has adopted Corporate Governance Guidelines to reflect the principles by which it operates. These guidelines, as well as the charters of the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee of the Board of Directors, are accessible at the investor relations pages of the Company’s website at www.firstindustrial.com and are available in print to any stockholder who requests it. The Company has adopted a Code of Business Conduct and Ethics, which includes the principles by which the Company expects its employees, officers and directors to conduct Company business and which is accessible at the investor relations pages of the Company’s website at www.firstindustrial.com and is available in print to any stockholder who requests them. The Company intends to post on its website amendments to, or waivers from, any provision of the Company’s Code of Business Conduct and Ethics. We also post or otherwise make available on our website from time to time other information that may be of interest to our investors. However, none of the information provided on our website is part of the proxy solicitation material. See “Other Matters-Incorporation by Reference” herein.

The Board of Directors has appointed an Audit Committee, a Compensation Committee, an Investment Committee, a Nominating/Corporate Governance Committee and a Special Committee.

Audit Committee.  The Audit Committee is directly responsible for the appointment, discharge, compensation, and oversight of the work of any independent registered public accounting firm employed by the Company for the purpose of preparing or issuing an audit report or related work. In connection with such responsibilities, the Audit Committee approves the engagement of independent public accountants, reviews with the independent public accountants the audit plan, the audit scope, and the results of the annual audit engagement, pre-approves audit and non-audit services provided by the independent public accountants, reviews the independence of the independent public accountants, pre-approves audit and non-audit fees and reviews the adequacy of the Company’s internal control over financial reporting.

As of the end of 2009, the Audit Committee consisted of Messrs. Rau, Lynch, Wilson and Hackett. Mr. Wilson resigned from the Audit Committee in February 2010. The Audit Committee, as it was comprised after Mr. Wilson’s departure, undertook the “Report of the Audit Committee” set forth in this Proxy Statement. On March 3, 2010, the Audit Committee was recomposed to consist of Messrs. Rau, Dominski and Hackett, which is the current composition of the Audit Committee. Each of Messrs. Rau, Dominski and Hackett, in the judgment of the Company’s Board of Directors, is independent as required by the listing standards of the NYSE and the rules of the SEC. In addition, each of Mr. Wilson and Mr. Lynch, prior to their respective departures from the Audit Committee, was, in the judgment of the Board of Directors, independent during the term of his service as required by the listing standards of the NYSE. Also, in the judgment of the Company’s Board of Directors, each member is financially literate as required by the listing standards of the NYSE. Further, in the judgment of the Company’s Board of Directors, Mr. Rau is an “audit committee financial expert,” as such term is defined in the SEC rules, and has

PROXY STATEMENT

“accounting or related financial management expertise,” as defined in the listing standards of the NYSE. See Mr. Rau’s biography above. The Audit Committee met eight times in 2009.

Compensation Committee.  The Compensation Committee has overall responsibility for approving and evaluating the compensation plans, policies and programs relating to the executive officers of the Company. The Compensation Committee administers, and has authority to grant awards under, the First Industrial Realty Trust, Inc. 1994 Stock Incentive Plan (the “1994 Stock Plan”), the First Industrial Realty Trust, Inc. 1997 Stock Incentive Plan (the “1997 Stock Plan”), the First Industrial Realty Trust, Inc. Deferred Income Plan, the First Industrial Realty Trust, Inc. 2001 Stock Incentive Plan (the “2001 Stock Plan”) and the First Industrial Realty Trust, Inc. 2009 Stock Incentive Plan (the “2009 Stock Plan”). The Compensation Committee currently consists of Messrs. Slater, Tyler and Lynch, each of whom, in the judgment of the Company’s Board of Directors, is independent as required by the listing standards of the NYSE. In addition, each of Mr. Wilson, prior to his resignation from the Compensation Committee in February 2010, and Robert D. Newman, prior to his resignation from the Board of Directors and the Compensation Committee in February 2009, was, in the judgment of the Board of Directors, independent during the term of his service as required by the listing standards of the NYSE. The Compensation Committee met nine times in 2009.

Investment Committee.  The Investment Committee provides oversight and discipline to the investment process. Investment opportunities are described in written reports based on detailed research and analyses in a standardized format applying appropriate underwriting criteria. The Investment Committee meets with the Company’s acquisition personnel, reviews each submission thoroughly and approves acquisitions of land having a total investment of greater than $5 million and all other acquisitions and development projects having a total investment of greater than $20 million. The Investment Committee makes a formal recommendation to the Board of Directors for all acquisitions and development projects with a total investment in excess of $50 million. The membership of the Investment Committee currently consists of Messrs. Damone, Dominski and Duncan. The Investment Committee met four times and acted once by unanimous consent in 2009.

Nominating/Corporate Governance Committee.  The Nominating/Corporate Governance Committee recommends individuals for election as directors at the Annual Meeting of Stockholders of the Company and in connection with any vacancy that may develop on the Board of Directors. The Board of Directors, in turn, as a whole by a majority vote either approves all of the nominations so recommended by the Nominating/Corporate Governance Committee or rejects all of the nominations in whole, but not in part. In the event that the Board of Directors as a whole by a majority vote rejects the recommended nominations, the Nominating/Corporate Governance Committee would develop a new recommendation. In addition, the Nominating/Corporate Governance Committee develops and oversees the Company’s corporate governance policies. In January and February 2009, the Nominating/Corporate Governance Committee consisted of Messrs. Lynch, Slater and Wilson, each of whom, in the judgment of the Company’s Board of Directors, is independent as required by the listing standards of the NYSE. At the end of February 2009, the Nominating/Corporate Governance Committee was recomposed to include Messrs. Lynch, Rau and Tyler. Mr. Hackett joined the Committee in December 2009. In the judgment of the Company’s Board of Directors, Messrs. Hackett, Rau and Tyler are also independent as required by the listing standards of the NYSE. Mr. Lynch is the current Chairman of the Nominating/Corporate Governance Committee and also presides at meetings of non-management directors. The Nominating/Corporate Governance Committee met three times during 2009 and met in March 2010 to determine its nominations for this Proxy Statement.

The Nominating/Corporate Governance Committee will consider nominees recommended by stockholders of the Company. In order for a stockholder to nominate a candidate for election as a director at an Annual Meeting, notice must be given in accordance with the Bylaws of the Company to the Secretary of the Company not more than 180 days nor less than 75 days prior to the first anniversary of the preceding year’s Annual Meeting. The fact that the Company may not insist upon compliance with the requirements contained in its Bylaws should not be construed as a waiver by the Company of its right to do so at any time in the future.

In general, it is the Nominating/Corporate Governance Committee’s policy that, in its judgment, its recommended nominees for election as members of the Board of Directors of the Company must, at a minimum, have business experience of a breadth, and at a level of complexity, sufficient to understand all aspects of the Company’s

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business and, through either experience or education, have acquired such knowledge as is sufficient to qualify as financially literate. In addition, recommended nominees must be persons of integrity and be committed to devoting the time and attention necessary to fulfill their duties to the Company. While the Nominating/Corporate Governance Committee has not adopted a formal diversity policy, diversity is one of the factors that the Nominating/Corporate Governance Committee considers in identifying director nominees. As part of the nomination process, the Nominating/Corporate Governance Committee evaluates how a particular individual would affect the diversity of the Company’s Board of Directors in terms of how that person may contribute to the Board of Directors’ overall balance of perspectives, backgrounds, knowledge, experience, skill sets and expertise in matters pertaining to the Company’s business.

The Nominating/Corporate Governance Committee may identify nominees for election as members of the Board of Directors of the Company through its own sources (including through nominations by stockholders made in accordance with the Company’s Bylaws), through sources of other directors of the Company, and through the use of third-party search firms. The Company has previously engaged a third party search firm to identify potential nominees, including Mr. Brenninkmeijer, and may do so again in the future. Subject to the foregoing minimum standards, the Nominating/Corporate Governance Committee will evaluate each nominee on a case-by-case basis, assessing each nominee’s judgment, experience, independence, understanding of the Company’s business or that of other related industries, and such other factors as the Nominating/Corporate Governance Committee concludes are pertinent in light of the current needs of the Company’s Board of Directors.

Special Committee.  The Special Committee is authorized, within limits specified by the Board of Directors, to approve the terms under which the Company issues or repurchases Common Stock, preferred stock or depository shares representing fractional interests in preferred stock, or under which the Company or any of the Company’s subsidiaries, including First Industrial, L.P., issues or repurchases debt. The membership of the Special Committee currently consists of Messrs. Dominski, Duncan and Rau. The Special Committee met once and acted by unanimous consent five times during 2009.

Communications by Stockholders.  Stockholders of the Company may send communications to the Board of Directors as a whole, its individual members, its committees or its non-management members as a group. Communications to the Board of Directors as a whole should be addressed to “The Board of Directors”; communications to any individual member of the Board of Directors should be addressed to such individual member; communications to any committee of the Board of Directors should be addressed to the Chairman of such committee; and communications to non-management members of the Board of Directors as a group should be addressed to the Chairman of the Nominating/Corporate Governance Committee. In each case, communications should be further addressed “c/o First Industrial Realty Trust, Inc., 311 South Wacker Drive, Suite 3900, Chicago, Illinois 60606.” All communications will be forwarded to their respective addressees and, if a stockholder marks his or her communication “Confidential”, will be forwarded directly to the addressee.

Board Leadership Structure and Role in Risk Management.  Mr. Tyler is chairman of the Board of Directors. Mr. Tyler served as the Company’s interim Chief Executive Officer from October 22, 2008 until January 9, 2009. Prior to and since the completion of his service as interim Chief Executive Officer, Mr. Tyler has not served as an officer of the Company and, as discussed above, Mr. Tyler is an independent director as affirmatively determined by the Board of Directors. We believe that having board leadership independent of management helps ensure critical and independent thinking with respect to the Company’s strategy and performance. Mr. Duncan, the Company’s President and Chief Executive Officer, is also a member of the Board of Directors. The presence of Mr. Duncan on the Board of Directors helps to ensure that management’s insight is directly available to the directors in their deliberations.

The Board of Directors oversees the business of the Company and our stockholders’ interests in the long-term financial strength and overall success of the Company’s business. In this respect, the Board of Directors is responsible for overseeing the Company’s risk management. The Board of Directors delegates many of these functions to the Board’s committees. Each committee of the Board of Directors is responsible for reviewing the risk exposure of the Company related to the committees’ areas of responsibility and providing input to the Board of

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Directors on such risks. The Board of Directors and its committees regularly review material strategic, operational, financial, compensation and compliance risks with management.

For example, under its charter, the Audit Committee is required to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information that will be provided to the stockholders, the systems of internal controls that management and the Board of Directors have established and the audit process. The Audit Committee is responsible for facilitating communication between the Company’s independent auditors and the Board of Directors and management, and for reviewing with the independent auditors the adequacy of the Company’s internal controls. The Audit Committee also reviews with management and the independent auditors significant risks which impact financial reporting and operations to which the Company is exposed, including risks faced in the ordinary course of business and risks resulting from extraordinary circumstances. In addressing these risks, the Audit Committee assesses management’s response and the effectiveness of the Company’s internal controls.

Similarly, the Compensation Committee strives to adopt compensation incentives that encourage appropriate risk-taking behavior that is consistent with the Company’s long term business strategy. We do not believe that our compensation policies and practices are reasonably likely to have a material adverse effect on the Company. The Compensation Committee has focused on aligning our compensation policies with our stockholders’ long-term interests and avoiding short-term rewards for management or awards that encourage excessive or unnecessary risk taking. For example, a substantial amount of compensation provided to the Company’s executive officers is in the form of equity awards for which the ultimate value of the award is tied to the Company’s stock price and which are subject to long-term vesting schedules. In addition, annual cash and equity bonuses provided to management for 2009 were contingent upon the Company’s satisfaction of a prescribed level of “funds from operations,” which is a non-GAAP supplemental performance measure commonly used to evaluate the performance of real estate investment trusts. Because these awards are directly tied to increased earnings and stock price, in line with our stockholders’ interests, we believe that none of these types of awards contribute to excessive or unnecessary risk taking.

DIRECTOR COMPENSATION

Directors of the Company who are also employees, namely Mr. Duncan (our Chief Executive Officer) and Mr. Damone (a non-executive employee), receive no additional compensation for their services as a director. Mr. Tyler did not receive additional compensation for his service as a director during his tenure as the Company’s interim Chief Executive Officer. Due to his service as our interim Chief Executive Officer, compensation received by Mr. Tyler for his service as a director is included in the Executive Summary Compensation Table.

Compensation of non-employee directors is reviewed annually by the Compensation Committee of the Board of Directors, which makes any recommendations of compensation changes to the entire Board of Directors. Non-employee directors are not entitled to retirement benefits, incentive compensation or perquisites, although they are reimbursed for their out-of-pocket expenses for meeting attendance.

First Quarter 2009

During the first quarter of 2009, compensation for non-employee directors of the Company consisted of an annual director’s fee equivalent in value to $40,000, at least 50% of the value of which was required to be taken in the form of restricted Common Stock. In addition, the Chairman of the Board of Directors’ compensation included an additional annual fee of $50,000 for his service as Chairman of the Board of Directors; the Chairman of the Audit Committee’s compensation included an additional fee of $20,000 for his service as Chairman of the Audit Committee; the Chairman of the Compensation Committee’s compensation included an additional fee of $10,000 for his service as Chairman of the Compensation Committee; and the Chairman of the Nominating/Corporate Governance Committee’s compensation included an additional fee of $5,000 for his service as Chairman of the Nominating/Corporate Governance Committee. Also each non-employee director received $2,000 for each in-person meeting of the Board of Directors attended, $1,500 for each telephonic Board meeting in which he participated, $2,000 for each in-person committee meeting attended and $1,500 for each telephonic committee

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meeting in which he participated. Shares of restricted Common Stock issued to directors are entitled to receive dividends at the same rate as the Company’s Common Stock.

Second, Third and Fourth Quarters 2009

Commencing April 1, 2009, compensation for non-employee directors of the Company consisted of an annual director’s fee equivalent in value to $120,000, at least 33% of the value of which was required to be taken in the form of unrestricted Common Stock. Fees for attendance at in-person and telephonic meetings of the Board of Directors and its Committee were eliminated. The additional annual fees for service as Chairman of the Board of Directors, Chairman of the Audit Committee and Chairman of the Compensation Committee remained at $50,000, $20,000 and $10,000, respectively. The additional annual fee for service as Chairman of the Nominating/Corporate Governance Committee was increased to $10,000. Beginning in 2010, directors of the Company were permitted, but not required, to receive 100% of their annual fee in the form of cash payments as opposed to Common Stock.

DIRECTOR COMPENSATION SUMMARY

	Fees Earned
	or Paid in	Stock		All Other	Total
Name	Cash ($)(1)	Awards ($)(2)		Compensation ($)	Compensation ($)

John W. M. Brenninkmeijer	$0	$10,001	(3)	$0	$10,001
Matthew S. Dominski(4)	$0	$0		$0	$0
H. Patrick Hackett, Jr.	$6,522	$3,258	(5)	$0	$9,780
Kevin W. Lynch	$18,750	$100,001	(6)	$0	$118,751
Robert D. Newman	$3,000	$0	(7)	$0	$3,000
John Rau	$94,500	$35,002	(8)	$0	$129,502
Jay H. Shidler	$8,000	$100,001	(9)	$0	$108,001
Robert J. Slater	$80,000	$40,003	(10)	$0	$120,003
J. Steven Wilson	$73,000	$40,003	(11)	$0	$113,003

(1)	Does not include that portion of non-employee directors’ annual director fees paid in the form of Stock Awards. See under “Stock Awards” in the adjacent column.

(2)	Amounts reflect the aggregate grant date fair value of each award as determined under FASB ASC Topic 718.

(3)	On March 31, 2009, Mr. Brenninkmeijer was granted shares of restricted Common Stock with a grant date fair value of $10,001, and which were issued to Mr. Brenninkmeijer on April 9, 2009. Mr. Brenninkmeijer’s service as a director of the Company concluded on May 13, 2009 at which time all of his unvested restricted Common Stock vested.

(4)	Mr. Dominski’s service as a director of the Company commenced March 3, 2010. Accordingly, Mr. Dominski did not receive any compensation from the Company in 2009.

(5)	Mr. Hackett’s service as a director of the Company commenced December 2, 2009. On December 31, 2009, Mr. Hackett was granted shares of Common Stock with a grant date fair value of $3,258, and which were issued to Mr. Hackett on January 8, 2010. As of December 31, 2009, Mr. Hackett held no shares of unvested restricted Common Stock.

(6)	On March 31, 2009, June 30, 2009, September 30, 2009 and December 31, 2009, Mr. Lynch received grants of restricted and unrestricted Common Stock with the following grant date fair values: $10,001; $30,002; $29,999; and $29,999 respectively, and which were issued to Mr. Lynch on April 9, 2009, July 9, 2009, October 9, 2009 and January 8, 2010, respectively. As of December 31, 2009, Mr. Lynch held 14,006 shares of unvested restricted Common Stock.

(7)	Mr. Newman’s service as a director of the Company concluded on February 9, 2009. As of December 31, 2009, Mr. Newman held 6,827 shares of unvested restricted Common Stock.

(8)	On March 31, 2009, June 30, 2009, September 30, 2009 and December 31, 2009, Mr. Rau received grants of restricted and unrestricted Common Stock with the following grant date fair values: $5,000; $10,001; $10,001;

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and $10,000, respectively, and which were issued to Mr. Rau on April 9, 2009, July 9, 2009, October 9, 2009 and January 8, 2010, respectively As of December 31, 2009, Mr. Rau held 10,912 shares of unvested restricted Common Stock.

(9)	On March 31, 2009, June 30, 2009, September 30, 2009 and December 31, 2009, Mr. Shidler received grants of restricted and unrestricted Common Stock with the following grant date fair values: $10,001; $30,002; $29,999; and $29,999, respectively, and which were issued to Mr. Shidler on April 9, 2009, July 9, 2009, October 9, 2009 and January 8, 2010, respectively. As of December 31, 2009, Mr. Shidler held 15,893 shares of unvested restricted Common Stock.

(10)	On March 31, 2009, June 30, 2009, September 30, 2009 and December 31, 2009, Mr. Slater received grants of restricted and unrestricted Common Stock with the following grant date fair values: $10,001; $10,001; $10,001; and $10,000, respectively, and which were issued to Mr. Slater on April 9, 2009, July 9, 2009, October 9, 2009 and January 8, 2010, respectively. As of December 31, 2009, Mr. Slater held 15,893 shares of unvested restricted Common Stock.

(11)	On March 31, 2009, June 30, 2009, September 30, 2009 and December 31, 2009, Mr. Wilson received grants of restricted and unrestricted Common Stock with the following grant date fair values: $10,001; $10,001; $10,001; and $10,000, respectively, and which were issued to Mr. Wilson on April 9, 2009, July 9, 2009, October 9, 2009 and January 8, 2010, respectively. As of December 31, 2009, Mr. Wilson held 15,893 shares of unvested restricted Common Stock and 30,000 options.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

OBJECTIVES AND DESIGN OF COMPENSATION PROGRAM

The Company maintains the philosophy that compensation of its executive officers and other employees should serve the best interests of the Company’s stockholders. Accordingly, the Company believes its executive compensation program should not only serve to attract and retain talented, capable individuals, but also to provide them with proper incentives linked to performance criteria that are designed to maximize the Company’s overall performance. To this end, the Company’s compensation program consists of a mix of compensation that is intended to compensate executive officers for their contributions during the year and to reward them for achievements that lead to increased Company performance and increases in stockholder value.

THE EXECUTIVE COMPENSATION PROCESS AND THE ROLE OF EXECUTIVE OFFICERS IN COMPENSATION DECISIONS

The Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) has overall responsibility for approving and evaluating the compensation plans, policies and programs relating to the executive officers of the Company. The Compensation Committee typically formulates senior executive compensation beginning in the December before and in the first quarter of the applicable fiscal year by setting that year’s salary and, if applicable, target maximum cash and equity bonus for the Chief Executive Officer, the Chief Financial Officer and other senior executive officers (“Senior Management”). Also, typically, in the first quarter of the applicable fiscal year, the Compensation Committee adopts, and the full Board of Directors ratifies, the performance criteria (the “Performance Criteria”) to be used to determine the incentive compensation of Senior Management (other than those covered by separate plans or agreements) for that year. Then, after the end of the applicable fiscal year, the Compensation Committee meets to determine incentive compensation to be paid to Senior Management with respect to that year pursuant to the Performance Criteria or, as applicable, pursuant to separate plans or agreements. Per such determination, the Company pays cash bonuses, typically in February or March, and issues restricted stock, typically in March.

Periodically, though not every year, the Company and the Compensation Committee engage the services of outside consultants to evaluate the Company’s executive compensation program. In 2008, the Compensation Committee retained FPL Associates, an outside consultant, to review the appropriateness of the compensation of the Company’s Chief Executive Officer, Chief Financial Officer, Chief Investment Officer and Executive Vice President — Operations, and certain other members of management. As part of its review, the outside consultant

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surveyed a range of real estate companies that included not only the Company’s industrial peers, but similarly sized companies and companies with similar operating strategies from other sectors of the REIT industry. Peers identified were: AMB Property Corp., PS Business Parks, Inc., Eastgroup Properties, Inc., Liberty Property Trust, ProLogis, Duke Realty Corp., Taubman Centers, Inc., Corporate Office Properties Trust, Crescent Real Estate Equities, FelCor Lodging Trust, Inc., Home Properties, Inc., Maguire Properties, Inc., Essex Property Trust, Inc., BRE Properties, Inc., Realty Income Corporation, Pennsylvania REIT, Cousins Properties, Inc., Crescent Real Estate Equities, Vornado Realty Trust, Kimco Realty Corporation, Mack-Cali Realty Corp., SL Green Realty Corp., Boston Properties, Inc. and Developers Diversified Realty. The Compensation Committee used this survey not as a benchmark, per se, but rather to gauge generally the appropriateness of the Company’s executive compensation programs and to gauge the appropriateness of the levels of base compensation paid to Senior Management.

Historically, the Company’s Chief Executive Officer and Chief Financial Officer have participated in meetings with the Compensation Committee at various times throughout the year. During the December before and first quarter of the applicable fiscal year, they typically meet with the Compensation Committee to present and discuss recommendations with respect to the applicable fiscal year’s salaries and target maximum cash and equity bonus for Senior Management not covered by separate plans or agreements. In the first quarter of each year, they typically meet with the Compensation Committee to present and discuss recommendations with respect to incentive compensation for the year just ended. They also traditionally meet with the Compensation Committee regarding employment agreements that the Company has entered into and assist the Compensation Committee in providing compensation information to outside consultants engaged to evaluate the Company’s compensation programs.

In 2008 and 2009, an ad hoc committee of the Board of Directors, including Messrs. Lynch, Rau, Shidler, Slater and Tyler, which was formed for evaluating and selecting a new chief executive officer (the “Search Committee”), also had a significant role in determining the compensation for Mr. Duncan. As Mr. Duncan was not previously employed by First Industrial, his employment arrangements reflect terms and conditions that were negotiated with him. Among factors considered by the Search Committee during these negotiations were:

•	Mr. Duncan’s reputation, experience and skill;

•	the compensation that would be payable to an alternative candidate for the position; and

•	the compensation payable to and structure utilized for the employment of a new chief executive officer of a real estate investment trust in circumstances that the Search Committee considered to be comparable to the Company’s.

During its negotiations, the Search Committee relied upon analysis provided by FPL Associates L.P., which has advised the Compensation Committee in various compensation determinations for the Company in the past. The Search Committee considered the compensation available to Mr. Duncan both annually and in the aggregate over a period of four years assuming appreciation of the price of First Industrial’s Common Stock. The committee also considered the amounts that would be payable to Mr. Duncan in the event of the termination of his employment due to a change of control or other factors.

The Compensation Committee awarded Mr. Duncan restricted stock units, rather than restricted stock, upon his employment. Unlike an award of restricted stock, restricted stock units do not entitle the recipient to voting rights for the shares underlying the award. Mr. Duncan is also not entitled to dividends until vesting, but upon vesting he is entitled to an amount (payable at the Company’s choice in shares of Common Stock or cash) equal to the aggregate amount of dividends payable on shares underlying the award from the date of grant to the date of vesting. These dividend equivalent rights therefore subject Mr. Duncan’s dividend rights to the risk of forfeiture if the vesting conditions for restricted stock units are not satisfied but put him in a roughly equivalent economic position if the restricted stock units do vest.

Mr. Duncan’s restricted stock units differ from the Company’s typical restricted stock awards because they are subject to a longer, 4-year ratable vesting schedule and because 40% (400,000) of the shares underlying the award further require performance targets to be met. The Compensation Committee believes that Mr. Duncan should earn equity in part for leading the Company and in part only if the performance of the Company improves under his leadership. Setting performance targets to evaluate Mr. Duncan’s success was difficult because the Company had begun substantial changes

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to its business model prior to hiring Mr. Duncan, making past performance criteria inapplicable, and the Company expects Mr. Duncan, along with its other senior executives, to help define the Company’s future goals and operations. In light of these difficulties, the Compensation Committee determined to use the market price performance of the Company’s Common Stock as a measure of performance. If the time-based vesting conditions are also satisfied, 25% of Mr. Duncan’s performance-based restricted stock units will vest in the event that the Company attains stock price targets of $11.00, $15.00, $19.00 and $23.00, respectively, prior to December 31, 2013.

The Compensation Committee continues to recognize that stock price can be (and has been) affected by numerous factors outside of the Company’s performance. The Compensation Committee also observed that a comparable equity award issued to the new chief executive officer of a real estate investment trust whose circumstances the Compensation Committee considered to be comparable to the Company’s also relied upon stock price improvement for performance-based vesting and subjected 40% of that executive’s equity award to performance-based, in addition to time-based, vesting.

Except in the case of Mr. Duncan, the Compensation Committee did not retain the services of outside consultants to evaluate the Company’s executive compensation program for 2009, although it has retained such consultants in prior years and may do so again in the future.

EXECUTIVE COMPENSATION COMPONENTS

The components of the Company’s executive compensation program are base salary, incentive bonuses (both cash and equity awards) and benefits/perquisites. Benefits/perquisites currently include premiums paid by the Company on term life insurance and long-term disability insurance; standard health, life and disability insurance; a personal financial planning allowance in the case of Mr. Yap in accordance with his employment agreement; and, if and when approved by management, 401(k) matching contributions. In the past, benefits/perquisites have also included car allowances and moving allowances.

Each component of the Company’s executive compensation program serves to attract and retain talented, capable individuals to the Company’s management ranks. Incentive bonuses serve the added purpose of providing such individuals with proper incentives linked to performance criteria that are designed to maximize the Company’s overall performance.

The Company considers base salary, incentive bonuses and benefits/perquisites as independent components of the Company’s executive compensation program. Base salary and benefits/perquisites are intended to compensate Senior Management for services rendered, and increases to their base salary are a function of individual performance and general economic conditions. Incentive bonuses, by contrast, are linked to, and are a function of the achievement of, performance criteria that are designed to maximize the Company’s overall performance. Historically, base salary and benefits/perquisites have constituted approximately 1/3 of Senior Management’s compensation in a typical year, while incentive bonus has made up approximately 2/3. Although this proportion may vary from year to year, this allocation between base salary and incentive compensation is consistent with the Compensation Committee’s compensation philosophy that Senior Management’s compensation should be largely tied to performance criteria designed to maximize the Company’s overall performance.

The Compensation Committee does not have a specific policy regarding the mix of cash and non-cash compensation awarded to Senior Management, although it believes that a significant portion of Senior Management compensation should be paid in the form of equity. For members of Senior Management with employment agreements, the mix of target maximum cash and non-cash incentive compensation they are entitled to receive is set forth in their respective employment agreements. Depending on the individual, non-cash compensation makes up approximately 40% of the potential incentive compensation for executive officers. For Mr. Duncan, annual bonuses will typically be payable in a combination of cash and fully vested shares of Common Stock, and it is expected that the portion paid in Common Stock will be proportionate to the non-cash incentive compensation received by the Company’s senior executives generally.

When granting non-cash compensation to Senior Management, the Compensation Committee has typically utilized restricted stock awards. Typically, these awards vest ratably over 3 years and are denominated based on the closing price of the Company’s Common Stock on the day prior to the submission of award information and

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recommendations to the Compensation Committee for purposes of its award determinations. In 2009, the Compensation Committee also utilized restricted stock unit awards in connection with non-cash incentive compensation issued to Mr. Duncan and to the other members of Senior Management as described in this Proxy Statement.

The Compensation Committee believes that restricted stock awards and restricted stock unit awards play an important role in aligning management’s interests with those of the Company’s stockholders in that restricted stock and restricted stock units (other than the vesting and transfer restrictions applicable to them) are economically identical to stockholders’ Common Stock. For this reason, restricted stock and restricted stock unit awards have been a significant part of executive compensation, although the Compensation Committee may use other forms of equity compensation, such as stock options, in the future.

On July 13, 2009 the Compensation Committee approved retention cash bonuses and restricted stock unit awards to certain employees of the Company, including members of Senior Management, other than Mr. Duncan, to promote retention during what it anticipated would be a difficult economic environment, generally, and real estate market, specifically, and to further align the interests of Messrs. Musil, Yap, Harker and Schultz with the interests of Mr. Duncan. While the Compensation Committee reserves the right to make retention awards from time to time, it does not consider these awards a regular component of executive compensation.

SETTING EXECUTIVE COMPENSATION

Base Salary

The Company provides Senior Management with base salary to compensate them for services rendered during the fiscal year. The base salaries of Senior Management are a function of either the minimum base salaries specified in their employment agreements or the base salary negotiated at the time of their hire, and any subsequent increases to such base salaries approved by the Compensation Committee. In determining increases to such base salaries for the following year, the Compensation Committee considers individual performance of Senior Management in the most recently completed year, including organizational and management development and sales leadership exhibited from year-to-year and peer information provided by compensation consultants. The Compensation Committee also considers general economic conditions prevailing at the end of such year, when the increases for the following year are typically determined.

Mr. Tyler’s base salary for his service, commencing in October 2008 and ending in January 2009, as interim Chief Executive Officer was set at $250,000 per month, with a minimum, non-refundable four months due and payable in advance. This monthly salary was intended to compensate Mr. Tyler at a rate consistent with total compensation market rates for full-time chief executive officers.

Mr. Duncan’s 2009 base salary was set by the terms of his employment agreement. Due to the general economic conditions prevailing at the end of 2008 and in order to conserve cash, on February 13, 2009 management recommended, and the Compensation Committee approved, no salary increases over 2008 base salaries for the other members of Senior Management.

Annual Incentive Bonuses

The Company provides its senior executives with annual incentive compensation, which currently includes cash and equity awards, in the form of restricted stock and restricted stock units, to incentivize and reward them for Company and individual performance in specified areas that serve the best interests of the Company’s stockholders.

2009 Executive Officer Bonus Plan

For 2009, Messrs. Duncan, Musil, Yap, Harker and Schultz participated in an incentive compensation plan (the “2009 Executive Officer Bonus Plan”) which was recommended by the Compensation Committee and adopted by the Board of Directors on May 13, 2009. Under the 2009 Executive Officer Bonus Plan, compensation determinations of the Compensation Committee are based on (1) the Company’s achievement above a minimum level of

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funds from operations (“FFO”)(1) per share per annum, (2) the target maximum cash and equity bonus opportunity of the executive officers, expressed as a percentage of their base salaries and (3) the Chief Executive Officer’s self-evaluation and individual recommendations, with respect to Messrs. Musil, Yap, Harker and Schultz, to the Compensation Committee.

The Compensation Committee believes FFO is the best single measure to appropriately capture the Company’s performance, and has adopted FFO as the sole Performance Criteria. Achievement by the Company above a minimum FFO threshold for 2009 qualified each executive officer covered by the 2009 Executive Officer Bonus Plan to receive up to 125% of his stated target maximum cash and equity bonus opportunity, depending on the level of FFO achieved (the “FFO Percentage”). For Messrs. Duncan and Yap, the targets are based on requirements in their employment agreements and subject to increase by the Compensation Committee; and, for Messrs. Musil, Harker and Schultz are a function of Company policy applicable to employees generally. In each case, the targets reflect the Compensation Committee’s belief that an individual’s incentive compensation should be comprised of approximately 60% cash compensation and 40% equity compensation.

The target maximum bonuses for 2009 for Messrs. Duncan, Musil, Yap, Harker and Schultz for purposes of the 2009 Executive Officer Bonus Plan were as follows:

	Target Maximum	Target Maximum
	Cash Bonus	Equity Bonus
Executive Officer	(% of Base Salary)	(% of Base Salary)

Bruce W. Duncan	200%	140%
Scott A. Musil	125%	90%
Johannson Yap	200%	140%
David Harker	150%	100%
Peter Schultz	150%	100%

For 2009, the Company’s FFO per share exceeded the highest target level stated in the 2009 Executive Officer Bonus Plan, justifying an FFO Percentage of 125%. However, in order to conserve cash, and to give consideration to the Company’s overall performance in 2009 and the current economic environment, the Company’s Chief Executive Officer recommended to the Compensation Committee that it apply a revised FFO Percentage in awarding bonuses. Based upon the Chief Executive Officer’s recommendation, the Compensation Committee exercised its discretion and established a bonus pool to be distributed among the members of Senior Management representing the aggregate cash and equity bonuses that would have been justified under the 2009 Executive Officer Bonus Plan had an FFO Percentage of 60.5% been applied. Individual bonuses paid to the members of Senior Management from this bonus pool were not uniform, and approximated a percentage of each officer’s target maximum cash and equity bonus as determined by the Compensation Committee (the “Individual Percentages”).

(1)	FFO is a non-GAAP measure that the Company defined (for all 2009 purposes) as net income available to common stockholders and participating securities, plus depreciation and amortization on real estate minus accumulated depreciation and amortization on real estate sold less economic gains that are not included within the NAREIT definition. Investors in and analysts following the real estate industry utilize FFO, variously defined, as a supplemental performance measure. The Company considers FFO, given its wide use by and relevance to investors and analysts, an appropriate supplemental performance measure. FFO, reflecting the assumption that real estate asset values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation/amortization of real estate assets. In addition, FFO is commonly used in various ratios, pricing multiples/yields and returns and valuation calculations used to measure financial position, performance and value. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, including the repayment of principal on debt and payment of dividends and distributions. FFO should not be considered as a substitute for net income available to common stockholders (calculated in accordance with GAAP) as a measure of results of operations or cash flows (calculated in accordance with GAAP) as a measure of liquidity. FFO as calculated by the Company may not be comparable to similarly titled, but differently calculated, measures of other REITs. Please see the reconciliation of FFO to net income available to common stockholders contained in our Current Report on Form 8-K dated February 24, 2010.

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The variability of the Individual Percentages applied to the members of Senior Management is attributable to differences in individual subjective performance evaluations. For example, the Compensation Committee rewarded Mr. Musil for his assumption of significant additional responsibilities in his capacity as acting Chief Financial Officer and rewarded Mr. Schultz for the management of his region, in particular its leasing efforts in a very challenging leasing environment. Mr. Duncan’s relatively lower Individual Percentage is attributable to the Compensation Committee’s concurrence with Mr. Duncan’s self evaluation and reflects the level of shareholder value that the Company delivered in 2009 notwithstanding the level of FFO per share achieved by the Company.

The cash bonus payments and equity grants made in February and March 2010 to each member of Senior Management, together with the applicable Individual Percentage, is reflected in the following table:

			Shares of
	Individual		Restricted Stock
Executive Officer	Percentage (%)	Cash Bonus Paid ($)	Granted

Bruce W. Duncan	48.7	750,000	105,769
Scott A. Musil	83.7	230,000	33,654
Johannson Yap	56.4	400,000	57,692
David Harker	49.8	172,000	22,115
Peter Schultz	65.0	245,000	27,885

Although Mr. Tyler served as our interim Chief Executive Officer through January 2009, he was not eligible to participate in the Company’s bonus plans.

2009 Retention and Long-Term Bonus Plan

On July 13, 2009 the Compensation Committee approved service-based and performance-based incentive awards (collectively, the “Retention and Long-Term Bonus Awards”) to certain employees of the Company, including members of Senior Management other than Mr. Duncan, to promote retention during what it anticipated would be a difficult economic environment, generally, and real estate market, specifically, and to align the interests of Messrs. Musil, Yap, Harker and Schultz with the interests of Mr. Duncan. Grantees of a service-based award who remain employed with the Company through and including June 30, 2010 will be eligible for a specified cash bonus (the “Retention Cash Bonus”). In the event (i) a grantee’s employment with the Company is terminated on or prior to June 30, 2010 as a result of grantee’s death or by the Company due to grantee’s disability or (ii) a change of control is consummated on or prior to June 30, 2010 and the grantee remains employed with the Company through the date of such change of control, the grantee will be eligible for an amount in cash equal to four times the Retention Cash Bonus, in lieu of the Retention Cash Bonus. The Retention Cash Bonus awards for Senior Management, other than Mr. Duncan, are as follows:

Executive Officer	Retention Cash Bonus

Scott A. Musil	$46,830
Johannson Yap	$66,900
David Harker	$46,830
Peter Schultz	$46,830

Grantees of a performance-based award were issued a specified number of restricted stock units (“Performance RSUs”), each of which represents the right to receive, upon vesting, one share of the Company’s Common Stock plus any dividend equivalents that have accrued prior to the date of vesting. The Performance RSUs and associated dividend equivalents have a performance-based vesting component and a time-based vesting component, and each Performance RSU vests upon the later to occur of the satisfaction of the relevant performance-based and time-based vesting component. The performance-based component will be satisfied with respect to installments of 25% of the Performance RSUs in the event that the Company maintains, for a period of 15 trading days prior to June 30, 2014, stock price targets of $9.00, $13.00, $17.00 and $21.00, respectively. The time-based component is subject to a grantee’s continued employment over a period of four years, and will be satisfied with respect to 25% of the Performance RSU’s on each of June 30, 2010, 2011, 2012 and 2013. Upon the consummation of a change of

PROXY STATEMENT

control of the Company, all Performance RSUs vest in full. In the event of a termination of a grantee’s employment due to his death or disability, each unvested Performance RSU vests to the extent that:

•	the time-based component relating to that Performance RSU would have been satisfied had the grantee remained employed for an additional 24 months, and

•	the performance-based component relating to that Performance RSU is satisfied at any time through the earlier of the 24-month anniversary of the grantee’s termination and June 30, 2014.

All vested RSUs will be distributed in shares of the Company’s Common Stock. At the Company’s option, the Company may pay dividend equivalents in cash or Common Stock. The Performance RSU awards for Senior Management, other than Mr. Duncan, are as follows:

Executive Officer	Performance RSUs

Scott A. Musil	28,000
Johannson Yap	40,000
David Harker	28,000
Peter Schultz	28,000

The Retention and Long-Term Bonus Awards were intended by the Compensation Committee to be commensurate with awards issued to similarly situated individuals under comparable retention bonus plans adopted by some of our peers. In this regard the Compensation Committee relied in part on a survey conducted in 2008 by our outside consultant, FPL Associates, as part of its evaluation of the Company’s executive compensation program, with a particular focus on the long-term incentive plans adopted by AMB Property Corporation, Eastgroup Properties, Inc., ProLogis and DCT Industrial Trust Inc. The Compensation Committee did not use this survey as a benchmark, but rather to gauge generally the appropriateness of the levels of compensation payable to its executive officers in connection with the Retention and Long-Term Bonus Awards.

In addition, the value of the Retention Cash Bonus relative to the grant date value of the portion of the Performance RSU’s scheduled to vest on June 30, 2010, reflects the Compensation Committee’s belief that an individual’s incentive compensation should be comprised of approximately 60% cash compensation and 40% equity compensation.

Mr. Yap’s receipt of a larger Retention Cash Bonus and more Performance RSU’s than Messrs. Musil, Harker and Schultz was an acknowledgement of Mr. Yap’s additional responsibilities as Chief Investment Officer, in addition to his role as head of the Company’s West Region.

Benefits/Perquisites

The Company provides Senior Management with certain benefits/perquisites, which, depending on the officer, have included premiums paid by the Company on term life insurance and long-term disability insurance, car allowances, personal financial planning allowances, and, when applicable, moving and housing allowances. Senior Management, along with all of the Company’s other full time employees, are also eligible to receive 401(k) matching contributions and standard health, life and disability insurance. Premiums have been paid by the Company on term life insurance and long-term disability insurance and personal financial planning allowances have been provided only to those with, and as specified in, employment agreements. Any car allowances are a function of the market rates to lease and operate an executive class vehicle prevailing when the allowance was set. 401(k) matching payments are a function of each member of Senior Management’s contribution to his 401(k) account during the year and the percentage match which management determines to apply to the Company’s 401(k) Plan for that year. Standard health, life and disability insurance benefits are a function of the group benefit packages the Company is able to negotiate with third party providers.

Based on the Company’s performance in 2009, management determined not to apply a matching payment to the Company’s 401(k) Plan for 2009. In addition, as of March 15, 2009, each of Messrs. Duncan, Yap, Harker and Schultz voluntarily surrendered his car allowance.

PROXY STATEMENT

Termination and Change-in-Control Triggers

Certain members of Senior Management have an employment agreement, and all Senior Management have agreements in respect of their restricted stock awards or restricted stock unit awards granted pursuant to the Company’s stock incentive plans, and such agreements specify events, including involuntary termination and change-in-control, that trigger the payment of cash and/or vesting in restricted stock or restricted stock unit awards. The Company believes having such events as triggers for the payment of cash and/or vesting in restricted stock or restricted stock unit awards promotes stability and continuity of management. See “Potential Payments Upon Termination or Change of Control” below for more information on the payments triggered by such events.

Stock Ownership Guidelines

The stock ownership guidelines for the Company’s directors and senior executive officers are as follows:

Retainer/
Base Salary
Position	Multiple

Directors	3x
Chief Executive Officer	5x
Chief Financial Officer, Chief Investment Officer and Executive Vice Presidents	4x

The stock ownership goal for each person subject to the ownership guidelines is determined on an individual basis, first in dollars as a multiple of the director’s annual retainer or the executive’s base salary, and then by converting that amount to a fixed number of shares. For directors and executives who were in office as of January 1, 2008, the stock ownership goal is determined using their retainers and base salaries in effect as of that date and must be achieved by January 1, 2013. For persons assuming a director or executive level position after January 1, 2008, the stock ownership goal is determined using their retainers and base salaries in effect on the date they become subject to the ownership guidelines and must be achieved within five years after that date. A copy of the Stock Ownership Guidelines can be found on the Investor Relations/Corporate Governance section of the Company’s website at www.firstindustrial.com.

Stock Retention Requirements

Until the directors and senior executive officers reach their respective stock ownership goal, they will be required to retain shares that are owned on the date they became subject to the Stock Ownership Guidelines and at least seventy-five percent (75%) of “net shares” delivered through the Company’s executive compensation plans. “Net shares” deducts from the number of shares obtained by exercising stock options or through the vesting of awards the number of shares the executive sells to pay exercise costs or taxes. If the executive transfers an award to a family member, the transferee becomes subject to the same retention requirements. Until the director and executive stock ownership goals have been met, shares may be disposed of only for one or more of the exclusion purposes as set forth in the Company’s Stock Ownership Guidelines.

Tax Implications

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally limits the deductible amount of annual compensation paid by a public company to a “covered employee” (the chief executive officer and four other most highly compensated executive officers of the Company) to no more than $1 million. The Company does not believe that Section 162(m) of the Code is applicable to its current arrangements with its executive officers.

PROXY STATEMENT

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of the Company has reviewed, and discussed with management, the Compensation Discussion and Analysis included above in this Proxy Statement. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in this Proxy Statement and, through incorporation by reference from this Proxy Statement, the Company’s annual report on Form 10-K for the Company’s fiscal year ended December 31, 2009.

Submitted by the Compensation Committee:

Robert J. Slater, Chairman
Kevin W. Lynch
W. Edwin Tyler

PROXY STATEMENT

EXECUTIVE SUMMARY COMPENSATION TABLE

The Summary Compensation Table below sets forth the aggregate compensation, including cash compensation and amortization expenses of, and ordinary dividends with respect to, restricted stock awards, as applicable, paid by the Company for the specified fiscal years to Bruce W. Duncan, the Company’s President and Chief Executive Officer; to W. Edwin Tyler, who completed his service as interim President and Chief Executive Officer in January 2009; to Scott A. Musil, the Company’s acting Chief Financial Officer; and to certain of the Company’s other highly compensated executive officers. The 2009 Grants of Plan Based Awards Table following the Summary Compensation Table provides additional information regarding incentive compensation awarded by the Company to these officers in 2009.

							Non-Equity
				Stock		Option	Incentive Plan	All Other
		Salary		Awards		Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)		($)(1)		($)	($)	($)(2)	($)

Bruce W. Duncan(3)	2009	$778,974		$6,014,000	(4)	$—	$750,000	$2,830	$7,545,804
President and CEO
W. Edwin Tyler(5)	2009	$52,398	(6)	$100,001	(7)	$—	$—	$—	$152,399
Interim President and CEO	2008	1,065,274	(6)	71,204	(7)	109,500 (8)	—	26,214	1,272,192
Scott A. Musil(3)	2009	$225,000		$82,320	(9)	$—	$230,000	$1,298	$538,618
Acting Chief Financial	2008	225,000		223,992	(9)	—	—	44,569	493,561
Officer
Johannson L. Yap	2009	$365,000		$117,600	(10)	$—	$400,000	$10,303	$892,903
Chief Investment	2008	365,000		578,258	(10)	—	—	167,285	1,110,543
Officer and Exec. Vice	2007	347,000		798,107	(10)	—	603,780	201,799	1,950,686
President — West Region
David Harker(3)	2009	$230,400		$82,320	(11)	$—	$172,000	$2,798	$487,518
Exec. Vice President — Central Region
Peter Schultz(3)	2009	$240,000		$82,320	(12)	$—	$245,000	$3,298	$570,618
Exec. Vice President — East Region

(1)	Amounts reflect the aggregate grant date fair value of each award as determined under FASB ASC Topic 718. See note 16 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 for a discussion of the assumptions used in valuing the awards.

(2)	For 2009, includes term life insurance premiums of $560, $672, $2,205, $672 and $672 paid on behalf of Messrs. Duncan, Musil, Yap, Harker and Schultz, respectively; long-term disability insurance premiums of $522, $626, $626, $626 and $626 paid on behalf of Messrs. Duncan, Musil, Yap, Harker and Schultz, respectively; car allowances of $1,748 for Mr. Duncan, $3,000 for Mr. Yap, $1,500 for Mr. Harker and $2,000 for Mr. Schultz; and a personal financial planning allowance of $4,472 for Mr. Yap.

(3)	Information is not provided with respect to Messrs. Duncan, Harker and Schultz for fiscal years 2007 and 2008 and Messrs. Tyler and Musil for fiscal year 2007, as they did not serve as “named executive officers,” as that term is defined in the rules and regulations of the SEC, during those fiscal years.

(4)	Reflects an inducement award of 600,000 service-based restricted stock units valued at $7.03 per unit for an aggregate value of $4,218,000 and 400,000 performance-based restricted stock units valued at $4.49 per unit for an aggregate value of $1,796,000. Assuming achievement of the highest level of performance conditions, the performance based restricted stock unit awards would have had an aggregate grant date fair value of $2,812,000.

(5)	Mr. Tyler served as our interim President and Chief Executive Officer from October 22, 2008 to January 9, 2009. Mr. Tyler received no additional compensation for his service as the Company’s interim Chief Executive Officer during January 2009, other than the compensation reported for fiscal year 2008. Mr. Tyler did not receive additional compensation for his service as a director during his tenure as the Company’s interim Chief Executive Officer.

PROXY STATEMENT

(6)	For 2009, consists of $52,398 in fees earned or paid in cash for Mr. Tyler’s service as a director. For 2008, includes $65,274 in fees earned or paid in cash for Mr. Tyler’s service as a director.

(7)	On March 31, 2009, June 30, 2009, September 30, 2009 and December 31, 2009, Mr. Tyler received grants of restricted and unrestricted Common Stock in connection with his service as director with the following grant date fair values: $10,001; $30,002; $29,999; and $29,999, respectively, and which were issued to Mr. Tyler on April 9, 2009, July 9, 2009, October 9, 2009 and January 8, 2010, respectively. On March 30, 2008, June 30, 2008 and September 30, 2008, Mr. Tyler received grants of restricted stock in connection with his service as director with the following grant date fair values: $10,000, $51,204; and $10,000, respectively, and which were issued to Mr. Tyler on April 8, 2008, July 8, 2008, and October 9, 2008, respectively.

(8)	The amount reflected is the aggregate grant date fair value, as determined under FASB ASC Topic 718, of stock appreciation rights granted to Mr. Tyler in October 2008 in connection with his service as our interim Chief Executive Officer. See note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 for a discussion of the assumptions used in valuing the awards.

(9)	Amounts for 2009 reflect an award of 28,000 performance-based restricted stock units valued at $2.94 per unit under FASB ASC Topic 718. Assuming achievement of the highest level of performance conditions, the performance based restricted stock unit award would have had an aggregate grant date fair value of $120,400. Amounts for 2008 reflect an award of 6,991 shares of service-based restricted stock valued at $32.04 per share under FASB ASC Topic 718.

(10)	Amounts for 2009 reflect an award of 40,000 performance-based restricted stock units valued at $2.94 per unit under FASB ASC Topic 718. Assuming achievement of the highest level of performance conditions, the performance based restricted stock unit award would have had an aggregate grant date fair value of $172,000. Amounts for 2008 reflect an award of 18,048 shares of service-based restricted stock valued at $32.04 per share. Amounts for 2007 reflect an award of 16,884 shares of service-based restricted stock valued at $47.27 per share under FASB ASC Topic 718.

(11)	Amounts reflect an award of 28,000 performance-based restricted stock units valued at $2.94 per unit under FASB ASC Topic 718. Assuming achievement of the highest level of performance conditions, the performance based restricted stock unit award would have had an aggregate grant date fair value of $120,400.

(12)	Amounts reflect an award of 28,000 performance-based restricted stock units valued at $2.94 per unit under FASB ASC Topic 718. Assuming achievement of the highest level of performance conditions, the performance based restricted stock unit award would have had an aggregate grant date fair value of $120,400.

PROXY STATEMENT

2009 GRANTS OF PLAN BASED AWARDS TABLE

					All Other
					Stock	Grant Date
					Awards:	Fair Value
		Estimated Future Payouts Under			Number of	of Stock
		Equity Incentive Plan Awards(1)			Shares of	and Option
	Grant	Threshold	Target	Maximum	Stock	Awards
Name	Date	(#)	(#)	(#)	(#)	($)(2)
(a)	(b)	(f)	(g)	(h)	(i)	(l)

Bruce W. Duncan	1/9/09	n/a	400,000	n/a	600,000 (3)	6,014,000 (4)
Scott A. Musil	7/13/09	n/a	28,000	n/a	0	82,320 (5)
Johannson L. Yap	7/13/09	n/a	40,000	n/a	0	117,600 (6)
David Harker	7/13/09	n/a	28,000	n/a	0	82,320 (5)
Peter Schultz	7/13/09	n/a	28,000	n/a	0	82,320 (5)

(1)	For Mr. Duncan, the amount included in the “target” column represents the number of shares he could receive from the vesting of performance-based restricted stock units issued to him as an inducement grant upon his employment with the Company. No threshold amount was established in connection with this inducement grant. For Messrs. Musil, Yap, Harker and Schultz, the amounts included in the “target” column represent the number of shares each could receive from the vesting of the Performance RSUs issued to him described under “2009 Retention and Long-Term Bonus Plan.” No threshold amounts were established with respect to the Performance RSUs.

(2)	Amounts reflect the aggregate grant date fair value of each stock award as determined under FASB ASC Topic 718. See note 16 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 for a discussion of the assumptions used in valuing the awards.

(3)	Service-based restricted stock units issued to Mr. Duncan as an inducement grant upon his employment with the Company.

(4)	Reflects an award of 600,000 service-based restricted stock units valued at $7.03 per unit for an aggregate value of $4,218,000 and 400,000 performance-based restricted stock units valued at $4.49 per unit for an aggregate value of $1,796,000. Assuming achievement of the highest level of performance conditions, the performance based restricted stock unit awards would have had an aggregate grant date fair value of $2,812,000.

(5)	For each of Messrs. Musil, Harker and Schultz, reflects an award of 28,000 performance-based restricted stock units valued at $2.94 per unit for an aggregate value of $82,320. Assuming achievement of the highest level of performance conditions, the performance based restricted stock unit awards would each have had an aggregate grant date fair value of $120,400.

(6)	Reflects an award of 40,000 performance-based restricted stock units valued at $2.94 per unit for an aggregate value of $117,600. Assuming achievement of the highest level of performance conditions, the performance based restricted stock unit award would have had an aggregate grant date fair value of $172,000.

PROXY STATEMENT

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2009

	Option Awards				Stock Awards
	Number of	Number of			Number		Market Value
	Securities	Securities			Of Share		of Shares or
	Underlying	Underlying			Or Units		Units of
	Unexercised	Unexercised	Option		Of Stock		Stock
	Options	Options	Exercise	Option	That Have		That Have
	(#)	(#)	Price	Expiration	Not Vested		Not Vested
Name	Exercisable	Unexercisable	($)	Date	(#)		($)(1)
(a)	(b)	(c)	(e)	(f)	(g)		(h)

Bruce W. Duncan	0	0	—	—	450,000	(2)	$2,353,500
	0	0	—	—	400,000	(3)	$2,092,000
W. Edwin Tyler	10,000	0	$30.00	5-17-10	14,385	(4)	$75,234
	10,000	0	$31.05	5-16-11	—		—
	10,000	0	$33.15	5-15-12	—		—
Scott A. Musil	0	0	—	—	11,473	(5)	$60,004
	—	—	—	—	28,000	(6)	$146,440
Johannson L. Yap	52,000	0	$33.13	1-23-11	39,101	(7)	$115,562
	—	—	—	—	40,000	(6)	$209,200
David Harker	4,500	0	$30.53	1-16-12	18,610	(8)	$97,330
	—	—	—	—	28,000	(6)	$146,440
Peter Schultz	0	0	—	—	9,829	(9)	$51,406
	—	—	—	—	28,000	(6)	$146,440

(1)	The dollar amounts shown in column (h) are approximately equal to the product of the number of shares of restricted Common Stock reported in column (g) multiplied by the closing price of the Common Stock as reported by the NYSE on December 31, 2009, the last trading day of the year ($5.23). This valuation does not take into account any diminution in value that results from the restrictions applicable to such Common Stock.

(2)	Represents unvested restricted stock units of which 150,000 vest December 31, 2010, 150,000 vest December 31, 2011 and 150,000 vest December 31, 2012.

(3)	Represents unvested restricted stock units (the “Performance RSUs”) which have a performance-based vesting component and a time-based vesting component, with each Performance RSU vesting upon the later to occur of the satisfaction of the relevant performance-based and time-based vesting component. The performance-based component will be satisfied with respect to installments of 25% of the Performance RSUs in the event that the Company attains, prior to December 31, 2013, stock price targets of $11.00, $15.00, $19.00 and $23.00, respectively. The time-based component with respect to 100,000 of such Performance RSUs vested on December 31, 2009. The time-based component with respect to the remaining 300,000 Performance RSUs vests in 100,000 unit installments on December 31, 2010, December 31, 2011 and December 31, 2012.

(4)	Of the shares of unvested restricted Common Stock reported here, 516 vested in January 2010, as to which restrictions have been removed, 1,500 vest in July 2010, 1,120 vest in January 2011, 1,500 vest in July 2011, 1,569 vest in January 2012, 2,152 vest in January 2013, 4,900 vest in January 2014, 757 vest in January 2015 and 371 vest in January 2016.

(5)	Of the shares of unvested restricted Common Stock reported here, 5,295 vested in January 2010, as to which restrictions have been removed, 3,613 vest in January 2011, 1,283 vest in January 2012 and 1,282 vest in January 2013.

(6)	Represents unvested restricted stock units (the “Performance RSUs”) which have a performance-based vesting component and a time-based vesting component, with each Performance RSU vesting upon the later to occur of the satisfaction of the relevant performance-based and time-based vesting component. The performance-based component will be satisfied with respect to installments of 25% of the Performance RSUs in the event that the Company maintains, for a period of 15 trading days prior to June 30, 2014, stock price targets of $9.00, $13.00, $17.00 and $21.00, respectively. The time-based component is subject to a grantee’s continued employment

PROXY STATEMENT

over a period of four years, and will be satisfied with respect to 25% of the Performance RSU’s on each of June 30, 2010, 2011, 2012 and 2013.

(7)	Of the shares of unvested restricted Common Stock reported here, 17,004 vested in January 2010, as to which restrictions have been removed, 11,376 vest in January 2011, 5,360 vest in January 2012 and 5,360 vest in January 2013.

(8)	Of the shares of unvested restricted Common Stock reported here, 12,057 vested in January 2010, as to which restrictions have been removed, 4,773 vest in January 2011, 890 vest in January 2012 and 890 vest in January 2013.

(9)	Of the shares of unvested restricted Common Stock reported here, 4,726 vested in January 2010, as to which restrictions have been removed, 3,307 vest in January 2011, 898 vest in January 2012 and 898 vest in January 2013.

2009 OPTION EXERCISES AND STOCK VESTED

In 2009, no options were exercised by the officers specified in the table below and an aggregate of 200,370 shares of restricted Common Stock and restricted stock units held by such officers vested.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired on	Value Realized	Acquired on		Value Realized
	Exercise	on Exercise	Vesting		on Vesting
Name	(#)	($)	(#)		($)
(a)	(b)	(c)	(d)		(e)

Bruce W. Duncan	0	—	150,000	(1)	$784,500	(1)
W. Edwin Tyler	0	—	1,500	(2)	$6,690	(2)
Scott A. Musil	0	—	7,019	(3)	$48,852	(3)
Johannson L. Yap	0	—	21,933	(3)	$152,654	(3)
David Harker	0	—	13,779	(3)	$95,902	(3)
Peter Schultz	0	—	6,139	(3)	$42,727	(3)

(1)	The shares of Common Stock reported herein were acquired as a result of the vesting of 150,000 restricted stock units which vested on December 31, 2009. The value of the shares is based on closing price of the Common Stock as reported by the NYSE for such date ($5.23).

(2)	The shares of Common Stock reported herein vested on July 1, 2009 and their value is based on closing price of the Common Stock as reported by the NYSE for such date ($4.46).

(3)	The shares of Common Stock reported herein vested on January 1, 2009 and their value is based on closing price of the Common Stock as reported by the NYSE for January 2, 2009, the first trading following the date of vesting of such award ($6.96).

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Employment Agreements

The Company has entered into written employment agreements with Messrs. Duncan and Yap. These employment agreements provide for payments and benefits to these executives by the Company in some circumstances in the event of a termination of their employment or of a change of control.

Severance amounts payable to Mr. Yap upon his termination will be reduced if such amounts become payable after Mr. Yap’s 67th birthday. In addition to his rights under the standard grant agreements under our stock incentive plans, Mr. Yap is entitled to the accelerated vesting of his restricted stock and stock options in the event his employment is terminated without cause.

In addition to the events of termination of employment identified in the following table, the employment agreements provide for payments in the event of an executive’s death or disability. Upon death or disability,

PROXY STATEMENT

Mr. Duncan is entitled to (i) his base salary and vacation pay accrued through the date of his death or disability, (ii) his accrued bonus for the fiscal year prior to the year of his death or disability, to the extent not paid, (iii) his unreimbursed business expenses incurred through the date of his death or disability and (iv) any other benefits he may be eligible for under the Company’s plans, policies or practices. Upon death, Mr. Yap is entitled to 75% of the maximum cash bonus for which he would have been eligible, prorated through the date of his death. Upon a work-related disability, Mr. Yap is entitled to severance in an amount equal to three times his annual base salary, plus 75% of his maximum cash bonus potential for the then-current year.

The employment agreements also contain important non-financial provisions that apply in the event of a termination of employment or of a change of control. Benefits payable upon a merger, acquisition or other changes in control are payable upon consummation of such transactions regardless of whether the executive is terminated. Mr. Duncan has agreed to a one-year covenant not to compete after his termination. Mr. Yap has agreed to a one-year covenant not to compete after his termination, except in connection with certain changes in control of the Company. Mr. Yap has also agreed to a six-month covenant not to compete in connection with certain changes in control of the Company.

Stock Incentive Plans

Under the 1994, 1997, 2001 and 2009 Stock Plans (the “Stock Plans”), unvested restricted Common Stock vests in the event of a change of control. In addition, the Stock Plans empower the Compensation Committee to determine other vesting events in the individual restricted stock awards, including vesting events such as involuntary termination of employment with or without cause. Assuming that the triggering event occurred on December 31, 2009, Messrs. Duncan, Musil, Tyler, Yap, Harker and Schultz would have vested in restricted Common Stock having the respective values set forth in the table below.

PROXY STATEMENT

Termination and Change of Control Payments

The following table includes estimated payments owed and benefits required to be provided to the applicable member of Senior Management under the employment agreements and stock incentive plans described above, exclusive of benefits available on a non-discriminatory basis generally, in each case assuming that the triggering event described in the table occurred on December 31, 2009.

			Accelerated	Medical
			Equity	Insurance
	Triggering	Severance	Awards	Premiums
Name	Event	($)	(1)($)	(2) ($)

Bruce W. Duncan	Change of Control(3)	0	4,445,500	0
	Termination Following Change of control(3)	5,600,000	0	18,659
	Termination w/o Cause(4)	5,600,000	4,445,500	18,659
Scott A. Musil(5)	Change of Control	0	206,443	0
	Termination w/o Cause	0	60,004	0
	Termination for Cause	0	60,004	0
W. Ed Tyler(6)	Change of Control	0	75,233	0
	Termination as Director	0	75,233	0
Johannson L. Yap	Change of Control(3)	0	413,698	0
	Termination Following Change of control(3)(7)	2,920,000	0	41,489
	Termination w/o Cause(4)(7)	730,000	115,562	41,489
	Termination for Cause(7)	0	115,562	0
David Harker(5)	Change of Control	0	243,770	0
	Termination w/o Cause	0	97,330	0
	Termination for Cause	0	97,330	0
Peter Schultz(5)	Change of Control	0	197,846	0
	Termination w/o Cause	0	51,405	0
	Termination for Cause	0	51,405	0

(1)	For purposes of estimating the value of awards of restricted stock and restricted stock units which vest the Company has considered any applicable employment agreement limitations and assumed a price per share of its Common Stock of $5.23, which was the closing price of its Common Stock on the NYSE on December 31, 2009, the last trading day of the year.

(2)	Present value of estimated premiums required to be paid by the Company or cash payments in lieu of benefits required to be provided.

(3)	Upon a change of control of the Company, the vesting of any unvested restricted stock or restricted stock units held by the named executive officer shall accelerate. As a result, if the named executive officer then experiences a termination of employment after the change of control event, the officer will not hold any restricted stock or restricted stock units on the date of termination that otherwise may have accelerated if the change of control event had not occurred.

(4)	Includes constructive discharge under the terms of Mr. Duncan’s and Mr. Yap’s employment agreements.

(5)	None of Messrs. Musil, Harker or Schultz have entered into an employment agreement with the Company. As such, the amounts disclosed in this table relate only to awards of restricted stock and restricted stock units granted to Messrs. Musil, Harker and Schultz under the Company’s stock incentive plans.

(6)	Mr. Tyler’s letter agreement entered into in connection with his service as interim President and Chief Executive Officer did not provide for additional payments to be made to Mr. Tyler upon his termination of employment or upon a change of control of the Company. However, in connection with his service as a director of the Company, Mr. Tyler has previously been granted awards of restricted stock. All restricted stock held by Mr. Tyler was granted under standard award agreements under our stock incentive plans, and the vesting of all restricted stock held by Mr. Tyler will accelerate in the event of an involuntary termination of his engagement as director or a change of control of the Company.

PROXY STATEMENT

(7)	Mr. Yap is entitled to a supplemental payment of one month’s base salary in addition to amounts reflected if requisite notice is not provided prior to his termination by the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Messrs. Slater, Lynch and Tyler. Except for Mr. Tyler’s service as our interim President and Chief Executive Office from October 2008 until January 2009, none of them has served as an officer of the Company. In addition, except for Messrs. Slater’s, Lynch’s and Tyler’s services as directors and Mr. Tyler’s service as our interim President and Chief Executive Officer, none of Messrs. Slater, Lynch and Tyler had any other business relationship or affiliation with the Company in 2009 requiring disclosure by the Company under Item 404 of Regulation S-K.

REPORT OF THE AUDIT COMMITTEE

Pursuant to meetings of the Audit Committee on February 19, 2010 and March 2, 2010, the Audit Committee reports that it has: (i) reviewed and discussed the Company’s audited financial statements with management; (ii) discussed with the independent registered public accounting firm the matters (such as the quality of the Company’s accounting principles and internal controls) required to be discussed by Statement on Auditing Standards No. 61; and (iii) received written confirmation from PricewaterhouseCoopers LLP that it is independent and written disclosures as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with PricewaterhouseCoopers LLP its independence. Based on the review and discussions referred to in items (i) through (iii) above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report for the Company’s fiscal year ended December 31, 2009.

Submitted by the Audit Committee:

John Rau, Chairman
Kevin W. Lynch
H. Patrick Hackett, Jr.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Review, Approval or Ratification of Transactions with Related Persons.  Transactions involving the Company and its executive officers and directors that are reportable under Item 404 of Regulation S-K are required by the Company’s written policies to be reported to and approved by the Nominating/Corporate Governance Committee of the Board of Directors. The Nominating/Corporate Governance Committee addresses such transactions on a case-by-case basis, after considering the relevant facts and circumstances.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and “greater than ten-percent” stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms so filed.

Based solely on review of the copies of such forms furnished to the Company for 2009, all of the Company’s officers, directors and “greater than ten-percent” stockholders timely filed all reports required to be filed by Section 16(a) of the Exchange Act during 2009.

PROXY STATEMENT

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table presents information concerning the ownership of Common Stock of the Company and limited partnership units (“Units”) of First Industrial, L.P. (which generally are exchangeable on a one-for-one basis, subject to adjustments, for Common Stock) by:

•	all directors named and nominees named in this Proxy Statement (the “named directors”);

•	all current and former executive officers identified on the Summary Compensation Table;

•	all named directors and currently serving executive officers of the Company as a group; and

•	persons and entities, if any, known to the Company to be beneficial owners of more than 5% of the Company’s Common Stock.

The information is presented as of March 19, 2010, unless otherwise indicated, and is based on representations of officers and directors of the Company and filings received by the Company on Schedule 13G under the Exchange Act. As of March 19, 2010, there were 63,269,769 shares of Common Stock and 5,389,229 Units outstanding.

	Common Stock/Units
	Beneficially Owned
		Percent
Names and Addresses of 5% Stockholders	Number	of Class

FMR LLC	4,477,500	7.27%
82 Devonshire Street,
Boston, MA 02109(1)
Blackrock Inc.	3,727,089	6.05%
40 East 52nd Street
New York, NY 10022(2)
The Vanguard Group, Inc.	4,888,572	7.93%
100 Vanguard Blvd.
Malvern, PA 19355(3)

Names and Addresses of Directors and Officers*
W. Ed Tyler(4)	112,232	**
Michael G. Damone(5)	224,254	**
Matthew S. Dominski	0	**
Bruce W. Duncan(6)	255,769	**
H. Patrick Hackett, Jr.	623	**
Kevin W. Lynch(7)	37,717	**
John Rau(8)	37,392	**
Jay H. Shidler(9)	4,879,088	7.67%
Robert J. Slater(10)	36,275	**
J. Steven Wilson(11)	54,288	**
Scott A. Musil(12)	69,078	**
Johannson L. Yap(13)	332,637	**
David Harker(14)	70,201	**
Peter Schultz(15)	48,288	**
All named directors and currently-serving executive officers as a group (14 persons)(16)	6,157,842	9.65%

*	The business address for each of the directors and executive officers of the Company is 311 South Wacker Drive, Suite 3900, Chicago, Illinois 60606.

**	Less than 1%

PROXY STATEMENT

(1)	Pursuant to a Schedule 13G dated February 16, 2010 of FMR LLC (“Fidelity”). Of the shares reported, Fidelity has the sole power to vote 1,582,400 shares and the sole power to dispose of 4,477,500 shares.

(2)	Pursuant to a Schedule 13G dated January 20, 2010 of Blackrock Inc. (“Blackrock”). Blackrock has the sole power to vote and dispose of all 3,727,089 shares reported.

(3)	Pursuant to a Schedule 13G dated February 1, 2010 of The Vanguard Group Inc. (“Vanguard”). Of the shares reported, Vanguard has the sole power to vote, and the shared power dispose or direct the disposition of, 66,627 shares; and the sole power to dispose of 4,821,945 shares.

(4)	Includes 30,000 shares that may be acquired by Mr. Tyler upon the exercise of vested options granted under the 1997 Stock Plan, consisting of 10,000 shares at an exercise price of $30.00 per share, 10,000 shares at an exercise price of $31.05 per share and 10,000 shares at an exercise price of $33.15 per share. Also includes 13,869 shares of restricted Common Stock issued under the 1997 and 2001 Stock Plans.

(5)	Includes 62,500 shares held by a trust for the benefit of Mr. Damone’s wife. Also includes 6,700 shares that may be acquired upon the exercise of vested options granted under the 1997 Stock Plan at an exercise price of $30.53 per share. Also includes 94,296 Units. Also includes 3,513 shares of restricted Common Stock issued under the 1997 Stock Plan and 2001 Stock Plans.

(6)	Includes 105,769 shares of restricted Common Stock issued under the 2001 Stock Plan.

(7)	Includes 13,656 shares of restricted Common Stock issued under the 1997 and 2001 Stock Plans.

(8)	Includes 10,562 shares of restricted Common Stock issued under the 1997 and 2001 Stock Plans.

(9)	Includes 910,660 shares held by Shidler Equities, L.P., a Hawaii limited partnership owned by Mr. Shidler and Mrs. Shidler, 20,000 shares owned by Mrs. Shidler, 68,020 Units held by Mr. Shidler directly, 254,541 Units held by Shidler Equities, L.P., 1,223 Units held by Mr. and Mrs. Shidler jointly, and 22,079 Units held by Holman/Shidler Investment Corporation. Also includes 15,194 shares of restricted Common Stock issued under the 1997 and 2001 Stock Plans.

(10)	Includes 15,194 shares of restricted Common Stock issued under the 1997 and 2001 Stock Plans.

(11)	Includes 30,000 shares that may be acquired upon the exercise of vested options granted under the 1997 Stock Plan, consisting of 10,000 shares at an exercise price of $30.00 per share, 10,000 shares at an exercise price of $31.05 per share and 10,000 shares at an exercise price of $33.15 per share. Also includes 15,194 shares of restricted Common Stock issued under the 1997 and 2001 Stock Plans.

(12)	Includes 2,106 shares held through Mr. Musil’s children and 3,407 shares held through his 401(k). Also includes 39,832 shares of restricted Common Stock issued under the 1997 and 2001 Stock Plans.

(13)	Includes 52,000 shares that may be acquired by Mr. Yap upon the exercise of vested options granted under the 1997 Stock Plan at an exercise price of $33.13 per share. Also includes 1,680 Units. Also includes 32,074 shares held through Mr. Yap’s 401(k) and 79,789 shares of restricted Common Stock issued under the 1997 and 2001 Stock Plans.

(14)	Includes 13,779 shares held by a trust for the benefit of Mr. Harker’s wife. Also includes 4,500 shares that may be acquired upon the exercise of vested options granted under the 1997 Stock Plan at an exercise price of $30.53 per share. Also includes 28,667 shares of restricted Common Stock issued under the 1997 Stock Plan and 2001 Stock Plans.

(15)	Includes 32,987 shares of restricted Common Stock issued under the 1997 and 2001 Stock Plans.

(16)	Includes 123,200 shares in the aggregate that may be acquired by directors and executive officers upon the exercise of vested options granted under the 1997 Stock Plan, consisting of 52,000 shares at an exercise price of $33.13, 20,000 shares at an exercise price of $30.00, 20,000 shares at an exercise price of $31.05, 20,000 shares at an exercise price of $33.15 and 11,200 shares at an exercise price of $30.53. Also includes 441,839 Units. Also includes 374,226 shares of restricted Common Stock issued under the 1997 and 2001 Stock Plans.

PROXY STATEMENT

PROPOSAL II

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The accounting firm of PricewaterhouseCoopers LLP (or its predecessor, Coopers & Lybrand L.L.P.) has served as the Company’s independent auditors since the Company’s formation in August 1993. On March 2, 2010, the Audit Committee of the Board of Directors appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

FEES

During 2009 and 2008, the aggregate fees for services provided by PricewaterhouseCoopers LLP in the following categories and amounts are:

	2009	2008

Audit Fees(1)	$1,124,725	$1,229,544
Audit-Related Fees(2)	425,875	427,461
Tax Fees(3)	156,200	522,395
Other Fees(4)	1,620	1,620
Total Fees	$1,708,420	$2,181,020

(1)	Audit Fees include amounts related to professional services rendered in connection with the audits of the Company’s annual financial statements and those of our subsidiaries, the reviews of our quarterly financial statements and other services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees include amounts for assurance and related services, including Rule 3-14 audit work, joint venture audits, certain agreed-upon procedures and an annual employee benefit plan audit.

(3)	Tax Fees include amounts billed for professional services rendered in connection with tax compliance, tax advice and tax planning. These amounts primarily relate to tax services related to tax return preparation, REIT compliance consultation, 1031 exchange consultation, federal and state audit consultation, return of capital review, federal and state regulation consultation, federal and state entity structuring, taxable REIT subsidiary consultation, international tax consultation and VAT compliance.

(4)	Other Fees includes fees billed to the Company by PricewaterhouseCoopers LLP for any services not included in the foregoing categories.

PRE-APPROVAL OF SERVICES

The Audit Committee pre-approves all audit, audit-related, tax and other services proposed to be provided by the Company’s independent registered public accounting firm. Consideration and approval of such services generally occur at the Audit Committee’s regularly scheduled meetings. In situations where it is impractical to wait until the next regularly scheduled meeting, the Audit Committee has delegated the authority to approve the audit, audit-related, tax and other services to each of its individual members. Approvals of audit, audit-related, tax and other services pursuant to the above-described delegation of authority are reported to the full Audit Committee.

The Board of Directors recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2010.

PROXY STATEMENT

OTHER MATTERS

SOLICITATION OF PROXIES

The cost of solicitation of proxies in the form enclosed herewith will be borne by the Company. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may also solicit proxies personally or by telephone without additional compensation for such activities. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses.

Georgeson Shareholder Services, Inc. acts as the Company’s proxy solicitor at a cost of $7,500, plus reasonable out of pocket expenses, including a telephone solicitation campaign approved by the Company.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be presented at the 2011 Annual Meeting of Stockholders must be received by the Secretary of the Company no later than December 3, 2010, in order to be considered for inclusion in the proxy statement and on the proxy card that will be solicited by the Board of Directors in connection with the 2011 Annual Meeting of Stockholders.

INCORPORATION BY REFERENCE

In the pages preceding this Proxy Statement is a Letter to Stockholders from the Company’s President and Chief Executive Officer. Appendix A to this Proxy Statement is the Company’s 2009 Annual Report, which includes its consolidated financial statements and management’s discussion and analysis of financial condition and results of operations, as well as certain other financial and other information required by the rules and regulations of the SEC. Information contained in the Letter to Stockholders or Appendix A to this Proxy Statement shall not be deemed to be “filed” or “soliciting material,” or subject to liability for purposes of Section 18 of the Exchange Act to the maximum extent permitted under the Exchange Act.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON MAY 5, 2010

The Proxy Statement, Notice of Annual Meeting, Proxy Card and the Company’s 2009 Annual Report are available on the “Proxy Statement” tab of the Investor Relations page on the Company’s website, at www.firstindustrial.com.

For directions to attend the Annual Meeting in person, please contact Art Harmon, the Company’s Director, Investor Relations and Corporate Communications, at (312) 344-4320.

OTHER MATTERS

The Board of Directors does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, it is the intention of the persons named as proxies in the accompanying Proxy Card to vote in their discretion all shares represented by validly executed proxies.

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD TODAY.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on May 5, 2010: The Proxy Statement, Notice of Annual Meeting, Proxy Card and the Company’s 2009 Annual Report are available on the “Proxy Statement” tab of the Investor Relations page on the Company’s website, at www.firstindustrial.com.

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of two Class I Directors:	For	Withhold				For	Withhold	+

01 - Matthew S. Dominski*	☐	☐	02 - H. Patrick Hackett, Jr.*			☐	☐

* Term, if elected, expires in 2013.

			For	Against	Abstain

2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.			☐	☐	☐	3.	In their discretion, on any and all other matters that may properly come before the meeting.
B Non-Voting Items
Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — FIRST INDUSTRIAL REALTY TRUST, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON MAY 5, 2010
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned appoints Bruce W. Duncan and Scott A. Musil, or either of them, with full powers of substitution, as proxies of the undersigned, with the authority to vote upon and act with respect to all shares of stock of First Industrial Realty Trust, Inc. (the “Company”), which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of the Company, to be held at the 10th Floor Conference Room, 311 South Wacker Drive, Chicago, Illinois 60606, commencing Wednesday, May 5, 2010, at 9:00 a.m., and at any and all adjournments thereof, with all the powers the undersigned would possess if then and there personally present, and especially (but without limiting the general authorization and power hereby given) with the authority to vote on the reverse side.
The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to said shares and hereby confirms all that the proxies named herein and their substitutes, or any of them, may lawfully do by virtue hereof.
This proxy, when properly executed, will be voted as specified herein. If this proxy does not indicate a contrary choice, it will be voted for all nominees for director listed in Item 1, for the ratification of the appointment of the independent registered public accounting firm in Item 2, and in the discretion of the persons named as proxies herein with respect to any and all matters referred to in Item 3.
PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.